EXHIBIT 99.1

For Release: Thursday, July 20, 2006, 3:05 pm Central Time	NEWS RELEASE Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SECOND QUARTER NET SALES

UP 35% TO RECORD $10.9 MILLION AND RAISES 2006 GUIDANCE

Each major product line contributed to 10% sequential quarterly sales growth

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced record revenue for the second quarter ended June 30, 2006 of $10.9 million, a 35% increase over the $8.1 million recorded in the second quarter of 2005. On a sequential basis, net sales increased 10% from the first quarter of 2006.

The second quarter of 2006 represented the company’s tenth consecutive quarter of record net sales. Growth in each major product line contributed to the increase in revenue. In total, over 86% of net sales in the second quarter came from sales of new product lines Vascular Solutions has internally developed and launched in the U.S. since 2003.

The resulting net loss for the second quarter was $653,000 or $0.04 per share, compared to net income of $75,000 or $0.00 per share in the second quarter of 2005. During the second quarter of 2006 the company incurred $952,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products, and $316,000 of stock-based compensation expense. As adjusted (excluding the thrombin qualification expenses, stock-based compensation expense and assuming a tax rate of 39%) net income was $375,000 or $0.02 per fully diluted share in the second quarter of 2006, increasing from adjusted net income of $131,000 or $0.01 per fully diluted share in the second quarter of 2005. The second quarter of 2006 represented the company’s sixth successive quarter of adjusted net income.

Commenting on second quarter results, Vascular Solutions Chief Executive Officer Howard Root said: “Following an excellent first quarter, in the second quarter we once again demonstrated outstanding sales growth led by our two largest product lines, the D-Stat Dry™ hemostatic bandage and the Pronto™ extraction catheter. Similar to the first quarter, the overall result was revenue that exceeded the upper end of our guidance. Importantly, we continue to manage the qualification of our new source of thrombin within our timing and budget requirements, and we continue to believe that our current working capital and line of credit are adequate for all of our future capital needs. Building off this progress, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

Net sales of the D-Stat Dry product line were $4.3 million during the second quarter, an increase of 26% over the second quarter of 2005. “O ur D-Stat Dry product line showed continued quarterly growth, with a gain of $261,000, or 6%, sequentially from the first quarter of 2006,” commented Mr. Root. “Looking forward, we believe that the product line extensions of the ThrombiGel® and other new versions in development will result in continued increases in sales of the D-Stat Dry product line throughout the remainder of 2006.”

Net sales of the Pronto extraction catheter totaled $2.3 million in the second quarter, an increase of 41% over the second quarter of 2005 and 12% sequentially from the first quarter. “In the second quarter we saw new competition in the U.S. market for extraction catheters, and we were able to meet the competition and continued to grow sales of our V3 version due to its superior performance characteristics,” commented Mr. Root.

Net sales of the Vari-Lase® endovenous laser product line totaled $1.6 million in the second quarter, an increase of 59% over the second quarter of 2005 and 14% sequentially from the first quarter. Net sales of the disposable products within the Vari-Lase product line increased 86% in the second quarter of 2006 over the second quarter of 2005 and 24% sequentially from the first quarter. “Our improvements in the new ‘completely custom’ disposable offering have been favorably received by our customers,” commented Mr. Root. “Even more important, our direct sales force has shown the coverage, support and consistency necessary to satisfy the competitive requirements of endovenous laser therapy customers,” Mr. Root added.

Net sales of specialty catheters, which consist of the Langston® dual lumen catheters, Twin-Pass™ dual access and Skyway™ support catheters, were $846,000 in the second quarter of 2006, an increase of 374% over the second quarter of 2005. “Our specialty catheters have now become the fourth major product line for Vascular Solutions,” commented Mr. Root. “The new Twin-Pass has been received very well, and we have several additional products working through our development process that should add to the outstanding growth in the specialty catheter product line through 2006 and into 2007,” added Mr. Root.

Net sales of access products, which consist of micro-introducers and specialty guidewires, totaled $369,000 in the second quarter, an increase of 155% over the second quarter of 2005 and 19% sequentially from the second quarter. “The access product line has outstanding growth potential which we are only beginning to realize,” commented Mr. Root. “This product line is expected to grow substantially with broader sales activities and several new products being introduced within the next year,” Mr. Root added

Net sales of the D-Stat® Flowable hemostat were $671,000 in the second quarter of 2006, an increase of 31% over the second quarter of 2005. “We expect the D-Stat Flowable to continue to grow modestly with its current indications for use,” commented Mr. Root. “Driving future growth will be the ‘pocket protector’ indication of the Flowable for use in pacemaker and ICD implants which we now have pending with the FDA and addresses a potential $10 million annual market.”

Net sales of the Duett™ sealing device totaled $570,000 in the second quarter of 2006. “We continue to support and ‘harvest’ our Duett product line with our existing customers, resulting in the expected decline in sales,” commented Mr. Root.

Overall gross margin across all products was 67% in the second quarter of 2006, in line with expectations, but down from 71% in the second quarter of 2005. The gross margin decrease was principally due to the growth in sales of products other than the D-Stat Dry, which has a substantially higher gross margin than the other products, and the conversion to the Pronto V3, which has a higher manufacturing cost than the original Pronto. Gross margins also were negatively affected by the addition of the new stock-based compensation expense. Based on projected increased sales of the V3, planned manufacturing cost improvements and the inclusion of stock-based compensation, gross margins for the remainder of 2006 are expected to increase to between 68% and 69%.

During the second quarter, development and qualification of a new source of thrombin for use in the company’s hemostatic products also continued. “In the second quarter we received conditional approval from the FDA to commence our clinical study, and we remain on track for the approval of the use of our thrombin in our hemostatic products by mid-2007. Our current supply of approved thrombin is projected to last us into 2008 under current sales forecasts,” commented Mr. Root.

The company also issued guidance for the third quarter of 2006 and raised its 2006 annual sales guidance. Net sales in the third quarter are expected to increase to between $11.0 million and $11.5 million, at least a 28% increase over the third quarter of 2005. “Due to the outstanding performance of the first two quarters, it is now reasonable to raise guidance for 2006 sales to between $43.5 million and $44.5 million. Longer term, net sales are expected to continue to increase by at least 25% annually over the next several years. We continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annual sales,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, August 3, 2006 by dialing 1-800-642-1687 and entering conference ID #2483573. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Thursday, August 3, 2006. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$10,911	$8,079	$20,863	$15,353
Cost of goods sold (1)	3,647	2,308	6,847	4,366

Gross profit	7,264	5,771	14,016	10,987

Operating expenses:
Research and development (1)	1,026	965	2,024	1,844
Clinical and regulatory (1)	618	536	1,200	977
Sales and marketing (1)	4,276	3,380	8,675	6,470
General and administrative (1)	1,001	664	1,888	1,250
Thrombin qualification	952	139	1,621	626
Amortization of purchased technology	18	54	73	109

Operating income (loss)	(627)	33	(1,465)	(289)
Interest expense	(54)	—	(102)	—
Interest income	28	42	59	75

Net income (loss)	$(653)	$75	$(1,508)	$(214)

Net income (loss) per share - basic	$(0.04)	$0.01	$(0.10)	$(0.01)

Weighted average shares used in calculating - basic	14,876	14,480	14,830	14,427

Net income (loss) per share - diluted	$(0.04)	$0.00	$(0.10)	$(0.01)

Weighted average shares used in calculating - diluted	14,876	15,600	14,830	14,427

(1) Includes stock-based compensation charges of:
Costs of goods sold	$31	$—	$69	$—
Research and development	50	—	100	—
Clinical and regulatory	22	—	49	—
Sales and marketing	101	—	232	—
General and administrative	112	—	179	—

	$316	$—	$629	$—

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2006 (unaudited)	December 31, 2005 (note)
ASSETS
Current assets:
Cash and cash equivalents	$2,226	$4,282
Accounts receivable, net	6,100	4,854
Inventories	8,045	6,962
Prepaid expenses	536	578

Total current assets	16,907	16,676
Property and equipment, net	3,273	2,955
Intangible assets	193	265

Total assets	$20,373	$19,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$5,327	$5,789

Long-term debt	1,267	—

Shareholders’ equity:
Total shareholders’ equity	13,779	14,107

Total liabilities and shareholders’ equity	$20,373	$19,896

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will be completed in 2007, with estimated expenditures through the end of 2006 expected to be approximately $5.3 million in operating expenses, $1.7 million in inventory and $0.8 million in capital equipment purchases. The Company has incurred approximately $3.5 million of the operating expenses, all of the capital purchases and all of the inventory expenditures through June 30, 2006. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Beginning January 1, 2006 the Company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. In the second quarter of 2006 the Company incurred stock-based compensation expense of $316,000. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional radiology and Interventional cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the mechanical extraction of soft thrombus, the Langston® dual lumen catheter for the measurement of aortic stenosis and the Twin-Pass™ dual access catheter for dual wire access in interventional procedures. The Company’s other major products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures and the D-Stat® Flowable hemostat for the local management of active bleeding.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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